First Interstate BancSystem April 25, 2018 First interstate Furthers expansion into Growth Markets of the northwest with acquisition of Northwest Bancorporation, Inc. Exhibit 99.1

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (1) the benefits of the merger between First Interstate BancSystem, Inc. (“First Interstate”) and Northwest Bancorporation, Inc. (“Northwest Bancorporation”), including anticipated future results, cost savings and accretion to reported earnings that may be realized from the merger; (2) First Interstate and Northwest Bancorporation’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (3) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: the businesses of First Interstate and Northwest Bancorporation may not be combined successfully, or such combination may take longer than expected; the cost savings from the merger may not be fully realized or may take longer than expected; operating costs, customer loss and business disruption following the merger may be greater than expected; governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger or otherwise; the stockholders of Northwest Bancorporation may fail to approve the merger; credit and interest rate risks associated with First Interstate’s and Northwest Bancorporation’s respective businesses; and difficulties associated with achieving expected future financial results. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in First Interstate’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Interstate or Northwest Bancorporation or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, First Interstate and Northwest Bancorporation do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made. Safe Harbor

This presentation is being made in respect of the proposed merger between First Interstate and Northwest Bancorporation. This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.   In connection with the proposed transaction, First Interstate intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement of Northwest Bancorporation and a prospectus of First Interstate, and First Interstate and Northwest Bancorporation will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Northwest Bancorporation are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by First Interstate with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by First Interstate may be obtained free of charge at its website at www.fibk.com or by contacting First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116, Attention: Margie Morse, Investor Relations Officer, telephone (406) 255-5023.   First Interstate and Northwest Bancorporation and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies of Northwest Bancorporation’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of First Interstate and their ownership of First Interstate common stock is set forth in the proxy statement for First Interstate’s 2018 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 16, 2018. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph. Important Additional Information

Continued geographic diversification into attractive, high deposit growth markets in Pacific Northwest Strong presence in Spokane, Washington and Coeur d’Alene, Idaho Opportunity to accelerate growth in Columbia River Valley Strong deposit franchise with 0.25% cost of deposits and 91% core deposits ¹ Allows First Interstate to continue to be a high performing bank with greater potential earnings growth Complements First Interstate’s existing footprint between the Mountain West and Pacific Northwest Strategically Compelling Strong Transaction Economics Financially attractive transaction with conservative assumptions 3%+ EPS accretion in 2019 and beyond Tangible Book Value per share earnback of <2.0 years using both crossover and simple methods 20+% IRR Continued positive operating leverage with over $13 billion in assets pro forma All metrics reported inclusive of impact of Durbin Amendment Low Execution Risk Strong understanding of markets, diversified lending products and approach to relationship banking Similar credit cultures focused on conservative underwriting with high quality, low risk portfolio Comprehensive due diligence process completed Retention of key Northwest Bancorporation personnel Transaction Highlights Core deposits excludes jumbo time deposits with balances greater than $100,000; For the quarter ended March 31, 2018

Overview of Northwest Bancorporation, Inc.

As of March 31, 2018

Highlights

- Northwest Bancorporation, Inc. is the bank holding company of Inland Northwest Bank, a state-chartered community bank which currently operates 20 offices across Washington, Idaho and Oregon
- Leading community bank in Columbia River Gorge and Eastern Washington; growth opportunity in Portland
- Consistent and growing, low-cost deposit base
- Diverse loan portfolio with expertise in business banking and agricultural lending

Dominant Community Bank in Strong Economies

Portland Metro and Hood River, OR

- Portland-Vancouver-Hillsboro MSA is largest MSA in Oregon [1]
- Portland economy ranks 20th largest in country by GDP [2]
- Hood River's population expected to grow 5.6% in next 5 years [1]

Eastern Washington

- Diverse economic region including strong corporate and government employers, top universities and robust agriculture
- Spokane Region is the 5th largest aerospace cluster in the U.S. [3]
- Whitman County is the #1 wheat producing county in the U.S and #2 for barley production [3]

Northwest Bancorporation Overview

Headquarters	Spokane, Washington
Footprint	20 branches / 3 states
Assets	$827 million
Gross Loans	$670 million
Deposits	$721 million
Total Equity	$82 million

Bank Regulatory Loan and Deposit Composition



Other 2%
1-4 Family 10%
Multifamily 3%
CRE 42%
C&I 13%
C&D 11%
Consumer 1%
Farm / Ag 18%

Loans: $670mm
Yield on Loans: 5.29%



CDs 15%
Transaction 11%
Savings & MMDA 74%

Deposits: $721mm
Cost of Deposits: 0.25%
Non-int. Bearing Deposits: 33%

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1. *S&P Global Market Intelligence*
2. *Bureau of Economic Analysis*
3. *Greater Spokane Incorporated*

First Interstate BancSystem

Northwest Bancorporation has strong market share in complementary high deposit growth Pacific Northwest markets Attractive, High Deposit Growth Pacific Northwest Markets Source: S&P Global Market Intelligence, FDIC deposit data as of June 30, 2017. FIBK (127) NBCT (20)

First Interstate Pro Forma¹ Yield on Loans: 4.92% Yield On Loans: 4.99% Total: $7,644mm Total: $8,313mm Northwest Bancorporation Yield on Loans: 5.29% Total: $670mm Pro forma as of 3/31/2018; excludes growth and purchase-accounting adjustments. Note: Loan compositions reflect Bank level regulatory data as of March 31, 2018 20% CAGR since 2013 85% of loans floating with Prime or LIBOR Expertise in business banking and farm/agricultural lending 35% Owner-Occupied CRE and C&I Strong asset quality and underwriting standards Strong Loan Growth 20% CAGR Diverse, Low Risk Loan Portfolio As of March 31, 2018 Northwest Bancorporation Loan Portfolio Overview

Northwest Bancorporation Total: $10,026mm Total: $10,747mm First Interstate Pro Forma3 Total: $721mm Northwest Bancorporation Deposit Overview 0.25% cost of deposits 33% non-interest bearing deposits 11% transaction deposits ~91% core deposits1 Cost of Deposits Core deposits excludes jumbo time deposits with balances greater than $100,000. Peers include all NASDAQ, NYSE or NYSEAM traded U.S. banks and thrifts with $10 to $20 billion in total assets; excludes merger targets and Puerto Rico headquartered. Pro forma as of 3/31/2018; excludes growth and purchase-accounting adjustments. Note: Deposit compositions reflect Bank level regulatory data as of March 31, 2018 Low Cost Deposit Base As of March 31, 2018

0.516 FIBK Class A common shares per Northwest Bancorporation share, or over 3.9mm FIBK shares in aggregate Implied purchase price of $21.03 per share $160.9mm in aggregate value, including $2.8mm in cash consideration for warrant holders Consideration and Deal Value1 Summary of Deal Terms Pricing Ratios 17.8x Price / 2018E Earnings Per Share 2.19x Tangible Book Value as of March 31, 2018 13.9% Core Deposit Premium ² Post-Merger Economic Ownership 94% FIBK / 6% Northwest Bancorporation Required Approvals Customary regulatory approvals Two-thirds of Northwest Bancorporation shareholders Anticipated Closing Late 3rd or early 4th Quarter 2018 Implied purchase price and aggregate value based on FIBK closing price of $40.75 per share on April 24, 2018. Core deposits excludes jumbo time deposits with balances greater than $100,000.

Financial Impact and Assumptions

Financial Impact to FIBK

EPS Accretion	~3% accretive to EPS in 2019
TBV Impact	~1% Tangible Book Value dilution per share <2.0 year Tangible Book Value earnback using both crossover and simple methods
Internal Rate of Return	~20%

Assumptions[1]

Cost Savings	30% of Northwest Bancorporation's non-interest expense base
One-time Deal Costs	Restructuring charge of ~$16mm
Fair Market Value and Accounting Adjustments	Credit Mark: $6.4mm gross mark; Loan Rate mark: $9.0mm Other Marks: $5.3mm (positive to equity) CDI: $10.7mm amortized using sum of years digits over 10 years
Durbin Impact	$0.8mm decrease in annual interchange fee revenue

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1. Pre-tax amounts.

First Interstate BancSystem

Disciplined and Experienced Acquirer Thorough Due Diligence Process Comprehensive Due Diligence and Preparation First Interstate management and employees have significant acquisition and integration experience Four successful acquisitions in the last five years Cascade acquisition already integrated and systems converted Integration planning and readiness underway Comprehensive due diligence process led by First Interstate’s integration teams Extensive credit due diligence, including thorough loan file review and credit re-underwriting Reviewed 60% of Commercial and Commercial Real Estate loans Reviewed 100% of criticized loans over $250k and 100% of OREO Detailed review of cost structure and expected synergies Identified cost savings opportunities Conservative earnings expectations for Northwest Bancorporation Thorough review of all regulatory, compliance, legal and operational risks

Benefits of Operating Leverage Opens New Markets for Growth Northwest Strengthens Outlook for First Interstate Strong earnings contribution from Northwest Bancorporation fully realized in 2019 3%+ Earnings Per Share accretion with conservative assumptions Transaction cost savings result in improved pro forma efficiency ratio Capitalize on First Interstate’s and Northwest Bancorporation’s investment in people, processes and technology Complements First Interstate’s existing footprint between the Mountain West and Pacific Northwest Further expands distribution network into diverse, high deposit growth markets in Pacific Northwest Significant opportunity for increased deposit gathering in new markets Opportunity to accelerate growth in Columbia River Valley Geographic and loan portfolio diversification reduces balance sheet risk